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                                                     EXHIBIT 5.1

                             Hofheimer Nusbaum, P.C.
                               999 Waterside Drive
                           Dominion Tower, Suite 1700
                             Norfolk, Virginia 23510



                                                    August 1, 2000


Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

         Re: Dollar Tree Stores, Inc. -- Registration Statement on Form S-3 Common Stock, $0.01 par value

Ladies and Gentlemen:

     In connection with the registration statement on Form S-3 (the "Registration Statement"), as amended, first filed on July 12, 2000 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of up to 17,250,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and any shares that may be registered pursuant to any subsequent registration statement the Company may hereafter file with the Commission in connection with such transaction pursuant to Rule 462(b) under the Act (collectively, the "Shares"), you have requested our opinion with respect to the matters set forth below.

     Of the Shares being registered, (i) 12,997,848 shares of Common Stock are presently issued and outstanding shares of Common Stock (the "Outstanding Shares") and (ii) 4,252,152 shares of Common Stock are issuable upon the exercise of certain outstanding warrants of the Company (the "Warrant Shares")

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely and properly completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

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     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the Virginia Stock Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within the state.

     Subject to the foregoing, it is our opinion that:

     1. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     2. The Warrant Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the warrants issued by the Company, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" and to the incorporation by reference of this opinion and consent into a registration statement filed with the Commission pursuant to Rule 462(b) under the Act relating to the Shares. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                            Very truly yours,

                                            /s/ Hofheimer Nusbaum, P.C.